AMENDMENT 1 TO JOHN HANCOCK FUNDS II SUBADVISORY AGREEMENT

Columbia Management Investment Advisers, LLC

                AMENDMENT made as of this 1st day of May, 2010 to the John Hancock Funds II Subadvisory Agreement dated April 28, 2006 (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investment, LLC), a Minnesota limited liability company (the “Subadviser”).

                Whereas Subadviser currently serves as subadviser to the Mid Cap Value Equity Fund, a series of John Hancock Funds II;

                Whereas Subadviser now undertakes to act as subadviser to the Value & Restructuring Fund, a series of John Hancock Funds II (the “Portfolio”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto agree as follows:

1.  CHANGE IN APPENDIX A

                Appendix A of the Agreement, “Compensation of Subadviser,” is hereby amended to add the Portfolio to Appendix A and to provide for the compensation of the Subadviser with respect thereto as described in Appendix A to this Amendment.

2.  SUBADVISORY AGREEMENT

                In all other respects, the Agreement is confirmed and remains in full force and effect.

3.  EFFECTIVE DATE

                This Amendment shall become effective on the later to occur of (i) approval of this amendment by the Trustees of the John Hancock Funds II (the “Fund”) and (ii) the date of its execution.

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Investment Management Services, LLC

By:  /s/ Bruce R. Speca

        Bruce R. Speca

        Executive Vice President

Columbia Management Investment Advisers, LLC

By:   /s/ Amy K. Johnson

        Amy K. Johnson

        Senior Vice President and Chief Operating Officer

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Fund listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

Portfolio	First $250 million of Aggregate Net Assets*	Next $250 million of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Excess Over $1 billion of Aggregate Net Assets*
Mid Cap Value Equity Fund
Portfolio	First $500 Million of Aggregate Net Assets*	Between $500 Million and $1 Billion of Aggregate Net Assets*	Excess Over $1 Billion of Aggregate Net Assets*
Value & Restructuring Fund

*The term Aggregate Net Assets includes the net assets of a Portfolio of the Fund.  It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s).  For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Fund are determined as of the close of business on the previous business day of the Fund, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Fund Portfolio(s)		Other Portfolio(s)
Mid Cap Value Equity Fund	--	Mid Cap Value Equity Trust, a series of John Hancock Trust
Value & Restructuring Fund	--	Value & Restructuring Trust, a series of John Hancock Trust

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month.  The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.